AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIOZONE PHARMACEUTICALS, INC.,

BIOZONE ACQUISITIONS CO., INC.

AND

COCRYSTAL DISCOVERY, INC.

Dated as of January 2, 2014

Table of Contents

Page
ARTICLE I DEFINITION OF TERMS		1
1.1	Certain Definitions	1
ARTICLE II THE MERGER		6
2.1	The Merger	6
2.2	Closing; Effective Time	7
2.3	Effects of the Merger	7
2.4	Certificate of Incorporation; Bylaws	7
2.5	Directors and Officers of the Surviving Corporation	7
2.6	Conversion of Merger Sub and Cocrystal Securities	7
2.7	Appraisal Rights	8
2.8	Fractional Shares	8
2.9	Adjustments	8
2.10	Procedure for Exchange of Cocrystal Capital Stock	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COCRYSTAL		9
3.1	Power and Authority of Cocrystal	9
3.2	Organization and Qualification of Cocrystal	10
3.3	Capitalization	10
3.4	No Subsidiaries	10
3.5	No Conflicts; Consents	10
3.6	Financial Statements	11
3.7	Undisclosed Liabilities	12
3.8	Absence of Certain Changes , Events and Conditions	12
3.9	Material Contracts	14
3.10	Title to Assets; Real Property	15
3.11	Condition and Sufficiency of Assets	16
3.12	Intellectual Property	17
3.13	Suppliers	18
3.14	Insurance	19
3.15	Legal Proceedings; Govermental Orders	19
3.16	Compliance with Laws; Permits	19
3.17	Regulatory Compliance	20
3.18	Compliance with Environmental Laws	22
3.19	Employee Benefit Matters	22
3.20	Employment Matters	25
3.21	Taxes	26
3.22	Books and Records	28
3.23	Brokers	28
3.24	Foreign Corrupt Practices Act	28
3.25	Full Disclosure	29
ARTICLE IV REPRESENTATIONS & WARRANTIES OF BIOZONE AND MERGER SUB		29
4.1	Organization and Authority of Biozone	29
4.2	Power and Authority of Biozone	29
4.3	Organization and Qualification of Biozone	29
4.4	Capitalization	29
4.5	No Subsidiaries	30
4.6	No Conflicts; Consents	30
4.7	Books and Records	30
4.8	Financial Statements	31
4.9	Undisclosed Liabilities	31
4.10	Absence of Certain Changes, Events and Conditions	31
4.11	Material Contracts	34
4.12	Title to Assets; Real Property	35
4.13	Condition and Sufficiency of Assets	36
4.14	Intellectual Property	36
4.15	Suppliers	37
4.16	Insurance	37
4.17	Legal Proceedings; Governmental Orders	38
4.18	Compliance With Laws; Permits	38
4.19	Regulatory Compliance	38
4.20	Compliance with Environmental Laws	41
4.21	Employee Benefit Matters	41
4.22	Employment Matters	43
4.23	Taxes	44
4.24	Brokers	46
4.25	Foreign Corrupt Practices Act	46
4.26	SEC Filings	46
4.27	Full Disclosure	47
4.28	Merger Sub	47
4.29	Organization and Authority of Merger Sub	47
4.30	No Conflicts; Consents	47
4.31	Power and Authority of Merger Sub	48
4.32	Organization and Qualification of Merger Sub	48
ARTICLE V COVENANTS		48
5.1	Indemnification	48
5.2	Resignation of Directors and Officers	49
5.3	Equity Incentive Plan	49
5.4	Tax Treatment	50
5.5	Employee Benefit Matters	50
5.6	Representation on Biozone Board	50
5.7	Confidentiality	50
ARTICLE VI MISCELLANEOUS		50
6.1	Amendment and Modification	51
6.2	Waiver of Compliance; Consents	51
6.3	Survival; Investigations	51
6.4	Notices and Addresses	51
6.5	Assignment; Third Party Beneficiaries	52
6.6	Governing Law	52
6.7	Specific Enforcement; Consent of Jurisdiction; Waiver of Jury Trial	52
6.8	Counterparts	53
6.9	Severability	53
6.10	Interpretation	53
6.11	Entire Agreement	53
6.12	Rules of Construction	53

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 2, 2013 by and among Biozone Pharmaceuticals, Inc., a Nevada corporation (“Biozone”), Biozone Acquisitions Co., Inc., a Delaware corporation and wholly-owned subsidiary of Biozone (the “Merger Sub”), and Cocrystal Discovery, Inc., a Delaware corporation (“Cocrystal”), with respect to the following facts:

A.           The Board of Biozone has approved and declared advisable the merger of Merger Sub with and into Cocrystal (the “Merger”), upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, its shareholders.

B.           Biozone, as the sole shareholder of Merger Sub, has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Biozone.

C.           The Board of Directors of Cocrystal has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of Cocrystal.

D.           In connection with the Merger, among other things, the outstanding Capital Stock of Cocrystal (“Cocrystal Capital Stock”) will be converted into the right to receive shares of Biozone Series B, $0.001 par value, at the rate set forth herein.

E.           Biozone intends to acquire all of the issued and outstanding Cocrystal Capital Stock in accordance with Section 368 of the Code wherein Cocrystal shareholders shall exchange their shares of Common Stock in exchange for the Merger Consideration.

           In consideration of the promises contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITION OF TERMS

1.1           Certain Definitions.  For purposes of this Section 1.1, capitalized words and terms have the following meanings:

“Action” means any private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature pending in any court, arbitration proceeding or pending before any Governmental Entity.

 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

 “Agreement” means this Agreement and Plan of Merger.

 “Biozone” shall mean Biozone Pharmaceuticals, Inc.

 “Biozone Audited Financial Statements” shall have the meaning contained in Section 4.8(a).

“Biozone Balance Sheet” shall have the meaning contained in Section 4.8(a).

“Biozone Balance Sheet Date” shall have the meaning contained in Section 4.8(a).

“Biozone Financial Statements” shall have the meaning contained in Section 4.8(a).

“Biozone Interim Financial Statements” shall have the meaning contained in Section 4.8(a).

“Benefit Plan” shall have the meaning contained in Section 3.19(a).

“Board” shall mean the board of directors of the specified company.

“Board of Directors” means the board of directors of the specified company.

 “Capital Stock” means, collectively, the Common Stock and Preferred Stock of any Party.

“Certificate of Merger” shall have the meaning contained in Section 2.1.

“Closing” means the closing of the Merger and the other transactions contemplated hereby.

“Closing Date” shall have the meaning contained in Section 2.2.

“Cocrystal” shall mean Cocrystal Discovery, Inc. and any subsidiaries.

“Cocrystal Balance Sheet” shall have the meaning contained in Section 3.6(a).

“Cocrystal Balance Sheet Date” shall have the meaning contained in Section 3.6(a).

“Cocrystal Financial Statements” shall have the meaning contained in Section 3.6(a).

“Cocrystal Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean shares of Biozone common stock, par value of $0.001 per share of Cocrystal common stock, par value of $0.0001 per share.

 “Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Delaware Secretary” shall have the meaning contained in Section 2.2.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Disclosure Schedules delivered with this Agreement.

“Dissenting Shares” means the shares of Cocrystal Common Stock owned by shareholders who are electing their appraisal rights under the DGCL.

“Effective Time” shall have the meaning contained in Section 2.2.

“Employment Agreements” shall have the meaning contained in Section 5.5.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” shall have the meaning contained in Section 5.1(c).

”FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HHS” shall have the meaning contained in Section 3.17(a).

 “Insurance Policies” shall have the meaning contained in Section 3.14.

“Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Intellectual Property Registrations” shall have the meaning contained in Section 3.12(b).

“Interim Biozone Balance Sheet” shall have the meaning contained in Section 4.8(a).

 “Interim Cocrystal Balance Sheet” shall have the meaning contained in Section 3.6(a).

“Interim Cocrystal Financial Statements” shall have the meaning contained in Section 3.6(a).

 “Liabilities” shall have the meaning contained in Section 3.7.

“Licensed Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Entity.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on (a) the financial condition, results of operations assets or Liabilities of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (b), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States) affecting other companies in the industries in which such Party and its Subsidiaries operate affecting the United States, (C) changes in the United States pharmaceutical and/or biotechnology industries, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) the public disclosure of this Agreement or the contemplated transactions or the consummation of the contemplated transactions, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism  except, with respect to clauses (A), (B), (C), (D) and (F), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (c) the ability of such Party to timely consummate the Agreement.

“Material Contract” shall have the meaning contained in Section 3.9(a).

“Material Supplier” shall have the meaning contained in Section 3.13.

 “Multiemployer Plan” shall have the meaning contained in Section 3.19(c).

“Merger” shall mean the merger of Biozone Acquisitions Co., Inc. with and into Cocrystal Discovery, Inc.

“Merger Consideration” means (i) the Biozone Series B issuable to Cocrystal shareholders as provided on Schedule 2.6(b); (ii) less any sums otherwise payable to holders of Dissenting Shares.

“Merger Sub” shall mean Biozone Acquisitions Co., Inc.

“Options” shall mean the right to buy a number of shares of Biozone or Cocrystal Common Stock.

 “Party” or “Parties” means Biozone, Merger Sub or Cocrystal.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Permitted Encumbrances” shall have the meaning contained in Section 3.10(a).

“Plan” shall mean the Cocrystal 2007 Equity Incentive Plan.

 “Qualified Benefit Plan” shall have the meaning contained in Section 3.19(c).

“Representative” shall mean any respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“Regulatory Permits” shall have the meaning contained in Section 3.17(a).

“Regulatory Approvals” shall have the meaning contained in Section 3.17(c).

 “SEC’ shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning contained in Section 4.27.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series B” shall mean the Biozone Series B Convertible Preferred Stock to be issued to shareholders of Cocrystal as part of the Merger Consideration.  Upon Biozone increasing its authorized capital or otherwise having authorized Common Stock, each share of Series B shall automatically convert into 205.08308640 shares of Biozone Common Stock.

“Studies” shall have the meaning contained in Section 3.17(h).

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Surviving Corporation” shall mean Cocrystal.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.

 “Unaudited Financial Statements” shall have the meaning contained in Section 3.6(a).

 “Union” shall have the meaning contained in Section 3.20(b).

“Warrants” shall mean the warrants to purchase Biozone Common Stock.

ARTICLE II
THE MERGER

2.1           The Merger.  At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), (i) Merger Sub shall be merged with and into Cocrystal, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Cocrystal shall be the surviving corporation and a wholly-owned Subsidiary of Biozone.  Cocrystal, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”  As part of the Merger, Cocrystal shareholders and warrantholders shall receive the Merger Consideration. Attached as Exhibit B is the Certificate of Designation for the Series B which shall be filed with the Secretary of State of Nevada prior to the Effective Time.

2.2           Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 1:00 P.m., New York time, on a date to be specified by the Parties (the “Closing Date”), unless another time or date is agreed to by the Parties hereto.  The Closing shall take place at such location as the Parties hereto shall mutually agree.  At the Closing, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of the DGCL (the time of such filings, or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger, being the “Effective Time”).  If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Biozone and/or Cocrystal shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.3           Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL, all the property, rights, privileges, powers and franchises of  Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.4           Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of Cocrystal, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b)           At the Effective Time the Bylaws of Cocrystal, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.5           Directors and Officers of the Surviving Corporation.  The directors and officers of Cocrystal immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

2.6           Conversion of Merger Sub and Cocrystal Securities.  At and as of the Effective Time:

(a)           Each issued and outstanding share of Capital Stock of Merger Sub shall be cancelled.

(b)           Each share of Cocrystal Common Stock (other than any Dissenting Share) shall be converted into 0.07454 shares of Biozone Series B.  Attached as Schedule 2.6(b) is a list of each Cocrystal shareholder and the number of shares of Biozone Series B each shall receive as part of the Merger Consideration.

(c)  The outstanding Cocrystal Options as of the Effective Time shall be assumed by Biozone immediately following the Effective Time as reflected on Schedule 5.11.

2.7           Appraisal Rights.  Each Dissenting Share shall be converted into the right to receive payment from Merger Sub with respect thereto in accordance with the provisions of the DGCL.  Provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares.  Dissenting Shares shall be canceled and any holder thereof shall cease to have any rights with respect thereto, including as a shareholder of Cocrystal.

2.8           Fractional Shares.  Fractional shares to the nearest hundredth of Biozone Series B shall be issued to each holder of Cocrystal Common Stock who are entitled to receive Biozone Series B from Merger Sub.

2.9           Adjustments.  In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Biozone Common Stock) or subdivision with respect to Biozone Common Stock, any change or conversion of Biozone Common Stock into other securities, any other dividend or distribution with respect to the Biozone Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of Biozone Series B  issued as part of the Merger Consideration and the Cocrystal Options to be assumed by Biozone following the Effective Time.

2.10           Procedure for Exchange of Cocrystal Capital Stock.

(a)           Prior to the Effective Time, each holder of Cocrystal Capital Stock other than Common Stock shall convert such Capital Stock into Common Stock.

(b)           Immediately after the Effective Time, (i) Biozone shall furnish to Action Stock Transfer Co. (the “Exchange Agent”) a list of the record owners, addresses, certificate numbers, certificate amounts and certificate dates with respect to  Cocrystal Capital Stock, and (ii) Biozone shall cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Cocrystal Capital Stock for the holder thereof to use in surrendering the certificates which represented his Cocrystal Capital Stock or in exchange for a certificate representing the number of Biozone Series B to which he is entitled.

(c)           Biozone shall not pay any dividend or make any distribution on Biozone Series B (with a record date at or after the Effective Time) to any record holder of outstanding Cocrystal Capital Stock until the holder surrenders for exchange his certificates which represented such Cocrystal Capital Stock. Biozone instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Biozone may cause the Exchange Agent to invest any cash the Exchange Agent receives from Biozone as a dividend or distribution in a money market account or fund selected by the Exchange Agent. Biozone may cause the Exchange Agent to pay over to Biozone any net earnings with respect to the investments, and Biozone shall replace promptly any cash which the Exchange Agent loses through investments. In no event, however, shall any holder of outstanding Cocrystal Capital Stock be entitled to any interest or earnings on the dividend or distribution pending exchange of his certificates or satisfactory indemnity in the case of a lost certificate.  Upon surrender to the Exchange Agent for cancellation of a certificate together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor  a certificate representing that number of whole shares of Biozone Series B into which the Cocrystal Capital Stock represented by the surrendered certificate shall have been converted at the Effective Time pursuant to this Section 2.10, and any certificate so surrendered shall forthwith be cancelled.

(d)           Biozone may cause the Exchange Agent to return any Biozone shares of Series B and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding  Cocrystal Capital Stock shall be entitled to look to  Biozone (subject to abandoned property, escheat, and other similar Laws) as a general creditor thereof with respect to  Biozone Series B and dividends and distributions thereon to which he  is entitled upon surrender of his  certificates.

(e)           Biozone shall pay all charges and expenses of the Exchange Agent.

(f)           From and after the Effective Time, the transfer books of the Cocrystal shall be closed and no transfer of Cocrystal Capital Stock, or instruments convertible into or exchangeable for Cocrystal Capital Stock, shall thereafter be made. If, after the Effective Time certificates formerly representing Cocrystal Capital Stock, or instruments convertible into or exchangeable for Cocrystal Capital Stock, are presented to  Biozone, they shall be canceled and exchanged for certificates representing Biozone Series B as set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COCRYSTAL

Cocrystal represents and warrants to Biozone that the statements contained in this are true and correct as of the date hereof, except as modified by the Disclosure Schedules of Cocrystal attached to this Agreement.

3.1           Power and Authority of Cocrystal.  Cocrystal has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Cocrystal and constitutes the legal, valid and binding obligation of Cocrystal, enforceable against it in accordance with its terms.

3.2 Organization and Qualification of Cocrystal.  Cocrystal is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which Cocrystal is licensed or qualified to do business, and Cocrystal is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be licensed or qualified, individually or in the aggregate, does not have a Material Adverse Effect.

3.3           Capitalization.

(a)           The authorized and outstanding Capital Stock of Cocrystal is listed on Schedule 3.3  All of the shares of Cocrystal Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable, and the shares  of Cocrystal listed on Schedule 3.3 are owned of record and beneficially by the Persons listed, free and clear of all Encumbrances.

(b)           All of the outstanding shares of Capital Stock of Cocrystal were issued in compliance with applicable Laws. None of the Capital Stock was issued in violation of any agreement, arrangement or commitment to which any of the Cocrystal shareholders is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Except as disclosed on Schedule 3.3, there are no outstanding or authorized Options, Warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of Cocrystal or obligating Cocrystal to issue or sell any shares of Capital Stock of, or any other interest in, Cocrystal. Cocrystal does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Cocrystal Capital Stock.

3.4           No Subsidiaries. Cocrystal does not own any Subsidiaries.

3.5           No Conflicts; Consents. The execution, delivery and performance by Cocrystal, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certification of incorporation, bylaws or other organizational documents of Cocrystal; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to Cocrystal; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Cocrystal is a party or by which Cocrystal is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Cocrystal; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Cocrystal. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Cocrystal in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.6           Financial Statements.

(a)           Complete copies of Cocrystal’s unaudited financial statements consisting of the balance sheet of Cocrystal as of December 31st in each of the years ended December 31, 2011 and 2012 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and the balance sheet of Cocrystal as of September 30, 2013 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the nine-month period then ended (the “Interim Cocrystal Financial Statements” and together with the Unaudited Financial Statements, the “Cocrystal Financial Statements”) have been delivered to Biozone. The Cocrystal Financial Statements have been prepared in accordance with GAAP (except for the required footnote disclosures) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Cocrystal Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect) and the absence of notes. The Cocrystal Financial Statements are based on the books and records of Cocrystal, and fairly present in all material respects the financial condition of Cocrystal as of the respective dates they were prepared and the results of the operations of Cocrystal for the periods indicated. The balance sheet of Cocrystal as of December 31, 2012 is referred to herein as the “Cocrystal Balance Sheet” and the date thereof as the “Cocrystal Balance Sheet Date” and the balance sheet of Cocrystal as of September 30, 2013 is referred to herein as the “Interim Cocrystal Balance Sheet.” Cocrystal maintains a standard system of accounting established and administered in accordance with GAAP (except for the required footnote disclosures).

(b)           Cocrystal maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP (except for the required footnote disclosures) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of Cocrystal’s internal controls, and Cocrystal has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect Cocrystal’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Cocrystal Financial Statements, whether or not material, that involves management or other employees who have a significant role in Cocrystal’s internal controls.

3.7           Undisclosed Liabilities. Cocrystal has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Cocrystal Balance Sheet as of the Cocrystal Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Cocrystal Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8           Absence of Certain Changes, Events and Conditions. Since the Cocrystal Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Cocrystal, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the certificate of incorporation, bylaws or other organizational documents of Cocrystal;

(c)           split, combination or reclassification of any shares of Cocrystal Capital Stock;

(d)           issuance, sale or other disposition of any of Cocrystal Capital Stock, or grant of any Cocrystal Options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock, except for the conversion of Cocrystal preferred stock to Common Stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its Capital Stock or redemption, purchase or acquisition of its Capital Stock, except in connection with the conversion of preferred stock;

(f)           material change in any method of accounting or accounting practice of Cocrystal, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in Cocrystal’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business consistent with past practice;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which Cocrystal is a party or by which it is, or its assets are, bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of Cocrystal properties, Capital Stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, officers and employees or any Affiliate of any of the foregoing;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Capital Stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by Cocrystal to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Cocrystal in respect of any post-closing tax period; or

(y)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9           Material Contracts.

(a)           Schedule 3.9 lists each of the following Contracts of Cocrystal (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property and all Contracts relating to Intellectual Property set forth in Schedule 3.12, being (“Material Contracts”):

(i)           each Contract of Cocrystal involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by Cocrystal without penalty or without more than 90 days’ notice, or which automatically renews unless notice of non-renewal is given;

(ii)           all supply Contracts that require Cocrystal to purchase its total requirements of any product from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by Cocrystal of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of Capital Stock or assets of any other Person or any real property (whether by merger, sale of Capital Stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Cocrystal is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Cocrystal is a party and which are not cancellable without a penalty of $25,000 or more or without more than 90 days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Cocrystal;

(viii)           all Contracts with any lender or factor;

(ix)           all Contracts with any Governmental Authority to which Cocrystal is a party;

(x)           all Contracts that limit or purport to limit the ability of Cocrystal to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)           any Contracts to which Cocrystal is a party that provide for any joint venture, partnership or similar arrangement by Cocrystal;

(xii)           all Contracts between or among Cocrystal on the one hand and any Affiliate of Cocrystal on the other hand;

(xiii)           all collective bargaining agreements or Contracts with any Union to which Cocrystal is a party; and

(xiv)           any other Contract that is material to Cocrystal and not previously disclosed pursuant to this Section 3.9.

(b)           Each Material Contract is valid and binding on Cocrystal in accordance with its terms and is in full force and effect. Cocyrstal has no knowledge that any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or modify, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination or modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Biozone.

3.10           Title to Assets; Real Property.

           (a)           Cocrystal has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           those items set forth in Schedule 3.10;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)           mechanics, carriers, workmen, repairmen or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Cocrystal;

(iv)           easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Cocrystal; or

(v)           other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Cocrystal.

           (b)           Schedule 3.10 lists (i) the street address of each parcel of real property; (ii) if such property is leased or subleased by Cocrystal, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned real property, Cocrystal has delivered or made available to Biozone true, complete and correct copies of the deeds and other instruments (as recorded) by which Cocrystal acquired such real property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Cocrystal and relating to the real property. With respect to leased real property, Cocrystal has delivered or made available to Biozone true, complete and correct copies of any leases affecting the real property. Cocrystal is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of Cocrystal’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than Cocrystal. There are no Actions pending nor, to Cocyrstal’s knowledge, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11           Condition and Sufficiency of Assets. Except as set forth in Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Cocrystal are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Cocrystal, together with all other properties and assets of Cocrystal, are sufficient for the continued conduct of Cocrystal’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Cocrystal as currently conducted.

3.12           Intellectual Property.

           (a)           “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all such property (1) that is owned by Cocrystal or Biozone, as the case may be, or  (2) in which Cocrystal or Biozone, as the case may be, holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”), including all:

(i)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)           Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)           original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)           confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)           designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

           (b)           Schedule 3.12 lists all Cocrystal’s Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing that are reasonably believed by Cocrystal to be used in or necessary for Cocrystal’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and, to Cocrystal’s knowledge as of the Effective Date, all Intellectual Property Registrations are otherwise in good standing.  Cocrystal has provided Biozone with true and complete copies of all filed patent applications within the Intellectual Property Registrations.

           (c)           With respect to Intellectual Property owned by Cocrystal, Cocrystal owns, exclusively or jointly with other Persons, all right, title and interest in and to such Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, Cocrystal has entered into binding, written agreements with every current and former employee of Cocrystal, and with every current and former independent contractor (other than providers of professional services), whereby such employees and independent contractors (i) assign to Cocrystal any ownership interest and right they may have in Cocrystal Intellectual Property; and (ii) acknowledge Cocrystal’s exclusive ownership of all  Cocrystal  Intellectual Property.  Cocrystal has provided Biozone with true and complete copies of all such agreements.

(d)           Schedule 3.12 lists all licenses, sublicenses and other agreements (other than MTAs, CDAs, and consulting agreements) whereby Cocrystal is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for Cocrystal’s current or planned business or operations. Cocrystal has provided Biozone with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Cocrystal and the other parties thereto, and, to Cocrystal’s knowledge as of the Effective Date, Cocrystal and such other parties are in full compliance with the terms and conditions of such agreements.

(e)           To Cocrystal’s knowledge as of the Effective Date, Cocrystal’s Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by Cocrystal or proposed to be used, and Cocrystal’s conduct of its business as currently conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Cocrystal has not received any communication, and no Action has been instituted, settled or, to Cocrystal’s knowledge as of the Effective Date, threatened that alleges any such infringement, violation or misappropriation, and none of Cocrystal’s Intellectual Property are subject to any outstanding governmental order.

(f)           Schedule 3.12 lists all licenses, sublicenses and other agreements (other than MTAs, CDAs, and consulting agreements) pursuant to which Cocrystal grants rights or authority to any Person with respect to any Cocrystal Intellectual Property or Licensed Intellectual Property. Cocrystal has provided Biozone with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Cocrystal and the other parties thereto, and Cocrystal and such other parties are in full compliance with the terms and conditions of such agreements. Cocrystal has not received any communication alleging that any Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Cocrystal Intellectual Property.

3.13           Suppliers.  Schedule 3.13 sets forth (i) each supplier to whom Cocrystal has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for any of the two most recent fiscal years, or is expected to reach or exceed $50,000 in 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Cocrystal has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Cocrystal or to otherwise terminate or modify its relationship with Cocrystal, including increasing any prices.

3.14           Insurance.  Schedule 3.14 sets forth a true and complete list of all of Cocrystal’s current policies or binders of fire, liability, product liability, umbrella liability, health, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Cocrystal and relating to the assets, business, operations, employees, officers and directors of Cocrystal (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Biozone. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Cocrystal nor any of its Affiliates has received any written notice of (or has knowledge of) any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Cocrystal. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.14, there are no claims related to the business of Cocrystal pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There is no in default under any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Cocrystal and are sufficient for compliance with all applicable Laws and Contracts to which Cocrystal is a party or by which it is bound.

3.15           Legal Proceedings; Governmental Orders.

           (a)           Except as set forth in Schedule 3.15, there are no Actions pending or, threatened (a) against or by Cocrystal affecting any of its properties or assets; or (b) against or by Cocrystal or its Affiliates. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

           (b)           There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Cocrystal or any of its properties or assets.

3.16           Compliance with Laws; Permits.

           (a)           Except as set forth in Schedule 3.16, Cocrystal has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

           (b)           All material Permits required for Cocrystal to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 3.16 lists all current material Permits issued to Cocrystal, including the names of the material Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Schedule 3.16.

3.17           Regulatory Compliance.

(a)           Cocrystal is in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the U.S. Drug Enforcement Administration, the U.S. Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, and any other Governmental Authority that regulates the development of pharmaceutical or medical device products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable.  In addition, Cocrystal is operating in material compliance with, such Permits required for the conduct of its business (collectively, the “Regulatory Permits”).  Cocrystal has fulfilled and performed all of their material obligations with respect to the Regulatory Permits, and, to the knowledge of Cocrystal, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  Cocrystal has operated and is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority.  Cocrystal has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of Cocrystal or any Subsidiary is or has been in violation of any applicable Law.

(b)           Schedule 3.17 lists each product, drug or formulation developed, or licensed by Cocrystal.  Cocrystal does not have any material liability arising out of any injury to individuals or damage to property arising from the products.

(c)           Cocrystal has obtained all the currently applicable drug applications and drug submissions, or similar registrations or submissions required for the products and all amendments and supplements thereto, and all other material permits required by the FDA to conduct the business as it is currently conducted (the “Regulatory Approvals”).  All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and Cocrystal is in material compliance with each such Permit held by or issued to them.  Except as listed on Schedule 3.17(c), Cocrystal is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals.  Cocrystal has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)           There is no Action by any Governmental Authority pending or, to the knowledge of Cocrystal, or any of its Affiliates, threatened seeking the recall of any of the products or the revocation or suspension of any Regulatory Approval.  Cocrystal has made available to Biozone complete and correct copies of all Regulatory Approvals.  In addition, (i) Cocrystal has made available to Biozone a complete and correct copy of the product data; (ii) to the knowledge of Cocrystal, all applicable Laws relating to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the knowledge of Cocrystal,   it has filed with the relevant Governmental Authorities all required material notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)           Schedule 3.17 lists all product registrations which are pending or maintained by Cocrystal and with respect to pending product registrations, the phase of clinical development of the products which are the subject thereof.  A true and complete copy of each such product registration has been previously delivered to Biozone.

(f)           Cocrystal has no knowledge of any serious adverse events associated with the use of products required to be reported to the FDA that have not been reported to the FDA in accordance with applicable Law.  Schedule 3.17 lists all (i) products which since October 1, 2011 have been recalled, withdrawn or suspended by Cocrystal, whether voluntarily or otherwise, (ii) without limiting the generality of Section 3.17, completed or to the knowledge of Cocrystal, pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, and (iii) regulatory letters, warning letters, and letters of adverse findings received since October 1, 2011 by Cocrystal or, to the knowledge of Cocrystal, any of its agents relating to Cocrystal or any of the products, copies of which have been delivered to Biozone.

(g)           To the knowledge of Cocrystal, and except as set forth in Schedule 3.17 or as to which adequate reserves have been established, there exists no set of facts: (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any material product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to Cocrystal or any of the products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product from the market, the termination or suspension of any clinical testing of any product.

(h)           Cocrystal has directly conducted the studies, tests and preclinical and clinical trials (“Studies”) reflected on Schedule 3.17.

(i)           Cocrystal is and has been in material compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority.  Neither Cocrystal, nor any of its respective employees or agents, have made any untrue or fraudulent statements of material facts to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities.

(j)           Neither Cocrystal, nor any of its officers, directors, or respective Affiliates, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the knowledge of Cocrystal threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority.  Cocrystal has not received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of Cocrystal, threatened in writing against Cocrystal.  Neither Cocrystal, nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(k)           True and complete copies of all information, data, protocols, Study reports, safety reports and/or other relevant documents and materials have been made available to Biozone.

(l)           Cocrystal has not generated any revenue from the sale of products or services.

3.18           Compliance with Environmental Laws.   Cocrystal is in material compliance with all applicable environmental Laws.  Except as set forth in Schedule 5.12, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued by any Governmental Authority against Cocrystal alleging impairment or damage, injury or adverse effect to the environment or public health and, to the knowledge of Cocrystal, there have been no private complaints with respect to any such matters.  There is no material condition relating to any properties (including real property) of Cocrystal that would require any type of remediation, clean-up, response or other action under applicable environmental Laws and Cocrystal has  materially complied with environmental laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable environmental Laws.

3.19           Employee Benefit Matters.

(a)           Schedule 3.19 contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Cocrystal for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Cocrystal or any spouse or dependent of such individual, or under which Cocrystal has or may have any Liability, or with respect to which Biozone or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.19, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Cocrystal has made available to Biozone accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, nsurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

           (c)           Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Cocrystal or, with respect to any period on or after the Closing Date, Biozone, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither Cocrystal nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

           (e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by Cocrystal or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

           (f)           Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Biozone or any of its Affiliates from amending or terminating any Benefit Plan. Cocrystal has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

           (g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Cocrystal nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

           (h)           There is no pending or, to Cocrystal’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by Cocrystal relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Cocrystal has no commitment or obligation and has not made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)           Each individual who is classified by Cocrystal as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

           (l)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Cocrystal to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Cocrystal to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.20           Employment Matters.

           (a)           Schedule 3.20 contains a list of all persons who are employees, independent contractors or consultants of Cocrystal as of the date hereof (and as of the Closing Date), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.20, as of the date hereof (and as of the Closing Date), all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of Cocrystal for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of Cocrystal with respect to any compensation, commissions or bonuses.

           (b)           Cocrystal is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, a “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Cocrystal, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Cocrystal or any of its employees. Cocrystal has no duty to bargain with any Union.

           (c)           Cocrystal is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Cocrystal as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, including those under the Code relating to withholding of Taxes. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against Cocrystal pending, or to its  knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Cocrystal, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

           3.21           Taxes.  Except as set forth in Schedule 3.21:

(a)           All Tax Returns required to be filed on or before the Closing Date by Cocrystal have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Cocrystal (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Cocrystal has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where Cocrystal does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Cocrystal.

(e)           The amount of Cocrystal’s Liability for unpaid Taxes for all periods ending on or before December 31, 2012 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Cocrystal’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Cocrystal (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Schedule 3.21(f) sets forth:

(i)           the taxable years of Cocrystal as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against Cocrystal as a result of any examinations by any taxing authority have been fully paid.

(h)           Cocrystal is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)           Cocrystal has delivered to Biozone copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Cocrystal for all tax periods ending after December 31, 2012.

(j)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Cocrystal.

(k)           Cocrystal is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)           Cocrystal is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Cocrystal.

(n)           Cocrystal has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Cocrystal has no Liability for Taxes of any Person (other than Cocrystal) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)           Cocrystal has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Cocrystal has not taken any action that could defer a Liability for Taxes of Cocrystal from any pre-closing tax period to any post-closing tax period.

(p)           Cocrystal is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Cocrystal is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)           Cocrystal has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)           Cocrystal is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of Cocrystal under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)           Schedule 3.21(t) sets forth all foreign jurisdictions in which Cocrystal is subject to Tax, is engaged in business or has a permanent establishment. Cocrystal has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Cocrystal has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)           None of the assets of Cocrystal is property that Cocrystal is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

3.22           Books and Records. The minute books and stock record books of Cocrystal, all of which have been made available to Biozone, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Cocrystal contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the Board of Directors and any committees of the Board of Directors of Cocrystal, and no meeting, or action taken by written consent, of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Cocrystal.

           3.23           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cocrystal.

3.24           Foreign Corrupt Practices Act. In connection with Cocrystal’s business, Cocrystal and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.25           Full Disclosure. No representation or warranty by Cocrystal in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Biozone pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BIOZONE

Biozone represents and warrants to Cocrystal that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, all as modified by the Disclosure Schedules:

4.1           Organization and Authority of Biozone.  Biozone has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement to which Biozone is a party has been duly and validly executed and delivered by Biozone and constitutes the legal, valid and binding obligation of Biozone, enforceable against him in accordance with its terms.

4.2           Power and Authority of Biozone.  Biozone has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Biozone and constitutes a legal, valid and binding obligation of Biozone, enforceable against it in accordance with its terms.

4.3           Organization and Qualification of Biozone.  Biozone is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.3 sets forth each jurisdiction in which Cocrystal is licensed or qualified to do business, and Cocrystal is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensed of qualified, individually or in the aggregate, does not have Material Adverse Effect.

4.4           Capitalization.

(a)           The authorized and outstanding Capital Stock of Biozone is listed on Schedule 4.4 All of the shares of Biozone Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable.

(b)           All of the outstanding shares of Capital Stock of Biozone were issued in compliance with applicable Laws. None of the Biozone Capital Stock was issued in violation of any agreement, arrangement or commitment to which any of the Biozone shareholders is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Except as disclosed on Schedule 4.4, there are no outstanding or authorized Options, Warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of Biozone or obligating Biozone to issue or sell any shares of Capital Stock of, or any other interest in, Biozone.  Biozone does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Biozone Capital Stock.

4.5           No Subsidiaries. Biozone does not own, or have any interest in any corporation, limited liability company, partnership, other entity or Person, except as disclosed on Schedule 4.5.

4.6           No Conflicts; Consents. The execution, delivery and performance by Biozone, and the consummation of the transactions contemplated hereby , do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Biozone; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to Biozone; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Biozone is a party or by which Biozone is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Biozone; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Biozone. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Biozone in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.7           Books and Records. The minute books and stock record books of Biozone, all of which have been made available to Cocrystal, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Biozone contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the Board of Directors and any committees of the Board of Directors of Biozone, and no meeting, or action taken by written consent, of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Biozone.

4.8           Financial Statements.

(a)           Complete copies of Biozone’s audited financial statements consisting of the balance sheet of Biozone as at December 31 in each of the years ended December 31, 2011 and 2012 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Biozone Audited Financial Statements”) and the nine months ended September 30, 20012 and 2013  (the “Biozone Interim Financial Statements”) and together with the Biozone Audited Financial Statements (the “Biozone Financial Statements”) have been delivered to Cocrystal. The Biozone Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Biozone Interim Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those presented in the Biozone Audited Financial Statements). The Biozone Financial Statements are based on the books and records of Biozone, and fairly present in all material respects the financial condition of Biozone as of the respective dates they were prepared and the results of the operations of Biozone for the periods indicated. The balance sheet of Biozone as of December 31, 2012 is referred to herein as the “Biozone Balance Sheet” and the date thereof as the “Biozone Balance Sheet Date” and the balance sheet of Biozone as of September 30, 2013 is referred to herein as the “Interim Biozone Balance Sheet” and the date thereof as the “Interim Biozone Balance Sheet Date.” Biozone maintains a standard system of accounting established and administered in accordance with GAAP.

(b)           Biozone maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of the Biozone’s internal controls, and Biozone has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Biozone’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Biozone Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Biozone’s internal controls.

4.9           Undisclosed Liabilities. Biozone has no Liabilities except (a) those which are adequately reflected or reserved against in the Biozone Balance Sheet as of the Biozone Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Biozone Balance Sheet Date and which are not, individually or in the aggregate, material in amount, except as disclosed on Schedule 4.9.

4.10           Absence of Certain Changes, Events and Conditions. Except as disclosed on Schedule 4.10, since the Biozone Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Biozone, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the certificate of incorporation, bylaws or other organizational documents of Biozone;

(c)           split, combination or reclassification of any shares of Biozone Capital Stock;

(d)           issuance, sale or other disposition of any of Biozone Capital Stock, or grant of any Biozone Options, Warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Capital Stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its Capital Stock or redemption, purchase or acquisition of its Capital Stock;

(f)           material change in any method of accounting or accounting practice of Biozone, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in Biozone’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business consistent with past practice;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which Biozone is a party or by which it is, or its assets are, bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of Biozone properties, Capital Stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, officers and employees or any Affiliate of any of the foregoing;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Capital Stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by Biozone to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Biozone in respect of any post-closing tax period; or

(y)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.11           Material Contracts.

(a)           Schedule 4.11 lists each of the following Material Contracts of Biozone:

(i)           each Contract of Biozone involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by Biozone without penalty or without more than 90 days’ notice, or which automatically renews unless notice of non-renewal is given;

(ii)           all supply Contracts that require Biozone to purchase its total requirementsof any product from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by Biozone of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of Capital Stock or assets of any other Person or any real property (whether by merger, sale of Capital Stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Biozone is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Biozone is a party and which are not cancellable without a penalty of $25,000 or more or without more than 90 days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Biozone;

(viii)           all Contracts with any lender or factor;

(ix)           all Contracts with any Governmental Authority to which Biozone is a party;

(x)           all Contracts that limit or purport to limit the ability of Biozone to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)           any Contracts to which Biozone is a party that provide for any joint venture, partnership or similar arrangement by Biozone;

(xii)           all Contracts between or among Biozone on the one hand and any Affiliate of Biozone on the other hand;

(xiii)           all collective bargaining agreements or Contracts with any Union to which Biozone is a party; and

(xiv)           any other Contract that is material to Biozone and not previously disclosed pursuant to this Section 4.11.

(b)           Each Material Contract is valid and binding on Biozone in accordance with its terms and is in full force and effect.  Biozone has no knowledge that any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or modify, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination or modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Cocrystal.

4.12           Title to Assets; Real Property.

(a)           Biozone has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Biozone Audited Financial Statements or acquired after the Biozone Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Biozone Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Permitted Encumbrances except for the following encumbrances:

(i)           those items set forth in Schedule 4.12;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)           mechanics, carriers,’ workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Biozone;

(iv)           easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Biozone; or

(v)           other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Biozone.

(b)           Schedule 4.12 lists (i) the street address of each parcel of real property; (ii) if such property is leased or subleased by Biozone, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased real property, Biozone has delivered or made available to Cocrystal true, complete and correct copies of any leases affecting the real property. Biozone is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property except as disclosed on Schedule 4.12. The use and operation of the real property in the conduct of Biozone’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than Biozone. There are no Actions pending nor, to Biozone’s knowledge, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

4.13           Condition and Sufficiency of Assets. Except as set forth in Schedule 4.13, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Biozone are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Biozone, together with all other properties and assets of Biozone, are sufficient for the continued conduct of Biozone’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Biozone as currently conducted.

4.14           Intellectual Property.

(a)           Schedule 4.14 lists all Biozone Intellectual Property that is either (i) subject to any Intellectual Property Registrations, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for Biozone’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Biozone has provided Cocrystal with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Biozone owns, exclusively or jointly with other Persons, all right, title and interest in and to Biozone Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, Biozone has entered into binding, written agreements with every current and former employee of Biozone, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Biozone any ownership interest and right they may have in Biozone Intellectual Property; and (ii) acknowledge Biozone’s exclusive ownership of all Biozone Intellectual Property. Biozone has provided Cocrystal with true and complete copies of all such agreements. Biozone is in full compliance with all legal requirements applicable to Biozone Intellectual Property and Biozone’s ownership and use thereof.

(c)           Schedule 4.14 lists all licenses, sublicenses and other agreements whereby Biozone is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for Biozone’s current or planned business or operations. Biozone has provided Cocrystal with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Biozone and the other parties thereto, and Biozone and such other parties are in full compliance with the terms and conditions of such agreements.

(d)           Biozone Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by Biozone or proposed to be used, and Biozone’s conduct of its business as currently conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Biozone has not received any communication, and no Action has been instituted, settled or, to Biozone’s knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of Biozone’s Intellectual Property is subject to any outstanding governmental order.

(e)           Schedule 4.14 lists all licenses, sublicenses and other agreements pursuant to which Biozone grants rights or authority to any Person with respect to any Biozone Intellectual Property or Licensed Intellectual Property. Biozone has provided Cocrystal with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Biozone and the other parties thereto, and Biozone and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Biozone Intellectual Property.

4.15           Suppliers.

(a)           Schedule 4.15 sets forth (i) each Material Supplier; and (ii) the amount of purchases from each Material Supplier during such periods. Biozone has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Biozone or to otherwise terminate or modify its relationship with Biozone, including increasing any prices.

4.16           Insurance.  Schedule 4.16 sets forth a true and complete list of all current health, Insurance Policies. True and complete copies of such Insurance Policies have been made available to Cocrystal. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Biozone nor any of its Affiliates has received any written notice of (or has knowledge of) any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Biozone. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 4.16, there are no claims related to the business of Biozone pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There is no in default under any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Biozone and are sufficient for compliance with all applicable Laws and Contracts to which Biozone is a party or by which it is bound.

4.17           Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 4.17, there are no Actions pending or, threatened (a) against or by Biozone affecting any of its properties or assets; or (b) against or by Biozone or its Affiliates. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Biozone or any of its properties or assets.

4.18           Compliance with Laws; Permits.

(a)           Except as set forth in Schedule 4.18, Biozone has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)           All Permits required for Biozone to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 4.18 lists all current Permits issued to Biozone, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

4.19           Regulatory Compliance.

(a)           Biozone is in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the U.S. Drug Enforcement Administration, the HHS, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, and any other Governmental Authority that regulates the development of pharmaceutical or medical device products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable.  In addition, Biozone is in material compliance with its Regulatory Permits.  Biozone has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and, to the knowledge of Biozone, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  Biozone has operated and is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority.  Biozone has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of Biozone or any Subsidiary is or has been in violation of any applicable Law.

(b)           Schedule 4.19 lists each product developed, or licensed by Biozone.  Biozone does not have any material liability arising out of any injury to individuals or damage to property arising from the products.

(c)           Biozone has obtained all the Regulatory Approvals.  All of the Regulatory Approvals required for its business have been duly and validly issued and are in full force and effect, and Biozone is in material compliance with each such permit held by or issued to them.  Except as listed on Schedule 4.19, Biozone is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals.  Biozone has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)           There is no Action by any Governmental Authority pending or, to the knowledge of Biozone, or any of its Affiliates, threatened seeking the recall of any of the products or the revocation or suspension of any Regulatory Approval.  Biozone has made available to Cocrystal complete and correct copies of all Regulatory Approvals.  In addition, (i) Biozone has made available to Cocrystal a complete and correct copy of the product data; (ii) to the knowledge of Biozone, all applicable Laws relating to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the knowledge of Biozone,   it has filed with the relevant Governmental Authorities all required material notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)           Schedule 4.19 lists all product registrations which are pending or maintained by Biozone and with respect to pending product registrations, the phase of clinical development of the products which are the subject thereof.  A true and complete copy of each such product registration has been previously delivered to Cocrystal.

(f)           Biozone has no knowledge of any serious adverse events associated with the use of products required to be reported to the FDA that have not been reported to the FDA in accordance with applicable Law.  Schedule 4.19 lists all (i) products which since October 1, 2011 have been recalled, withdrawn or suspended by Biozone, whether voluntarily or otherwise, (ii) without limiting the generality of Section 4.19, completed or to the knowledge of Biozone, pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, and (iii) regulatory letters, warning letters, and letters of adverse findings received since October 1, 2011 by Biozone or, to the knowledge of Biozone, any of its agents relating to Biozone or any of the products, copies of which have previously been delivered to Cocrystal.

(g)           To the knowledge of Biozone, and except as set forth in the Schedule 4.17 or as to which adequate reserves have been established, there exist no set of facts: (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any material product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to Biozone or any of the products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product from the market, the termination or suspension of any clinical testing of any product.

(h)           Biozone is and has been in material compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority.  Neither Biozone, nor any of its respective employees or agents, have made any untrue or fraudulent statements of material facts to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities.

(i)           Neither Biozone, nor any of its officers, directors, or respective Affiliates, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the knowledge of Biozone threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority.  Biozone has not received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of Biozone, threatened in writing against Biozone.  Neither Biozone, nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(j)           True and complete copies of all information, data, protocols, Study reports, safety reports and/or other relevant documents and materials have been made available to Cocrystal.

4.20           Compliance with Environmental Laws.   Biozone is in material compliance with all applicable environmental Laws.  Except as set forth in Schedule 4.20, there have been no claims, citations, notices of violation, judgments, decrees or orders issued by any Governmental Authority against Biozone alleging impairment or damage, injury or adverse effect to the environment or public health and, to the knowledge of Biozone, there have been no private complaints with respect to any such matters.  There is no material condition relating to any properties (including real property) of Biozone that would require any type of remediation, clean-up, response or other action under applicable environmental Laws and Biozone has  materially complied with environmental laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable environmental Laws.

4.21           Employee Benefit Matters.

(a)           Schedule 4.21 contains a true and complete list of each Benefit Plan.

(b)           With respect to each Benefit Plan, Biozone has made available to Cocrystal accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Each Benefit Plan (other than any Multiemployer Plan  has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be a qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Biozone to a penalty under Section 502 of ERISA or to a Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither Biozone nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by Biozone or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)           Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Cocrystal or any of its Affiliates from amending or terminating any Benefit Plan. Biozone has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Biozone nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)           There is no pending or, to Biozone’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by Biozone relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Biozone has no commitment or obligation and has not made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)           Each individual who is classified by Biozone as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Biozone to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Biozone to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.22           Employment Matters.

(a)           Schedule 4.22 contains a list of all persons who are employees, independent contractors or consultants of Biozone as of the date hereof (and as of the Closing Date), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof (and as of  the Closing Date). Except as set forth in Schedule 4.22, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of Biozone for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Biozone Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of Biozone with respect to any compensation, commissions or bonuses.

(b)           Biozone is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Union Contract, and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Biozone, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Biozone or any of its employees. Biozone has no duty to bargain with any Union.

(c)           Biozone is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Biozone as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, including those under the Code relating to withholding of Taxes. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Biozone pending, or to its  knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Biozone, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

4.23           Taxes.  Except as set forth in Schedule 4.23:

(a)           All Tax Returns required to be filed on or before the Closing Date by Biozone have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Biozone (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Biozone has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where Biozone does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Biozone.

(e)           The amount of Biozone’s Liability for unpaid Taxes for all periods ending on or before December 31, 2012 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Biozone’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Biozone (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Schedule 4.23 sets forth:

(i)           the taxable years of Biozone as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against Biozone as a result of any examinations by any taxing authority have been fully paid.

(h)           Biozone is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)           Biozone has delivered to Cocrystal copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Biozone for all tax periods ending after December 31, 2012.

(j)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Biozone.

(k)           Biozone is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)           Biozone is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Biozone.

(n)           Biozone has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Biozone has no Liability for Taxes of any Person (other than Biozone) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)           Biozone has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Biozone has not taken any action that could defer a Liability for Taxes of Biozone from any pre-closing tax period to any post-closing tax period.

(p)           Biozone is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Biozone is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)           Biozone has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)           Biozone is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Biozone under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)           Schedule 4.23 sets forth all foreign jurisdictions in which Biozone is subject to Tax, is engaged in business or has a permanent establishment. Biozone has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Biozone has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)           None of the assets of Biozone is property that Biozone is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

4.24           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Biozone.

4.25           Foreign Corrupt Practices Act.   In connection with its business, Biozone and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.26           SEC Filings.  Since July 7, 2011, Biozone has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after July 7, 2011 are referred to herein as the “SEC Reports”).  All of the SEC Reports complied as to form, when filed, in all material respects with the Securities Act and the Securities Exchange Act.  Accurate and complete copies of the SEC reports have been made available (including via EDGAR) to Cocrystal.  As of their respective dates, the SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Biozone has responded to all comment letters of the staff of the SEC relating to SEC Reports, and the SEC has not advised Biozone that any final responses are inadequate, insufficient or otherwise non-responsive. Biozone has made available to Cocrystal true, correct and complete copies of all correspondence between the SEC, on the one hand, and Biozone and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of Biozone. To Biozone’s knowledge, none of its SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Biozone is in material compliance with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under or pursuant to such. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Biozone was accompanied by the certifications required to be filed or submitted by Biozone’s principal executive officer and/or financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

4.27           Full Disclosure. No representation or warranty by Biozone in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Cocrystal pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.28           Merger Sub.  Merger Sub was organized on December 18, 2013, has conducted no business and has no assets or Liabilities except it owns the Biozone Capital Stock required to be delivered to Cocrystal shareholders pursuant to this Agreement, and it has obligations under and contemplated by this Agreement.

4.29           Organization and Authority of Merger Sub.  Merger Sub has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement to which Merger Sub is a party has been duly and validly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms.

4.30           No Conflicts; Consents. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which such Merger Sub is a party. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.31           Power and Authority of Merger Sub.  Merger Sub has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms.

4.32           Organization and Qualification of Merger Sub.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

ARTICLE V
COVENANTS

5.1           Indemnification.

(a)           The certificate of incorporation and bylaws of Cocrystal will contain provisions with respect to exculpation and indemnification and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are or were directors, officers, employees or agents of Cocrystal at any time prior to the Effective Time unless such modification is required by Law.  In addition, from and after the Effective Time, Biozone shall, and shall cause Cocrystal and its Subsidiaries to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 5.1 pursuant to the procedures set forth, and to the fullest extent provided in the certificate of incorporation and bylaws in effect immediately prior to the Effective Time or existing indemnification agreements; provided, however, that, prior to any such advance, any Cocrystal Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses to Cocrystal as soon as reasonably practicable if it is ultimately determined that such Cocrystal Indemnified Party is not entitled to indemnification or advancement.  Further, from and after the Effective Time, Biozone shall not, and shall cause Cocrystal, as applicable, and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (with respect to which indemnification could be sought by such Cocrystal Indemnified Party under the DGCL, the indemnification provisions in Cocrystal’s certificate of incorporation and bylaws in effect immediately prior to the Effective Time or any indemnification agreement), brought against any Cocrystal Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Cocrystal Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Cocrystal Indemnified Party otherwise consents in writing and Biozone and Cocrystal shall, and shall cause its or their Subsidiaries to, cooperate in the defense of any such matter.

(b)           Biozone shall enter into indemnification agreements with each officer and director of Cocrystal in the form annexed as Exhibit D.

(c)           Biozone shall obtain, on behalf of Cocrystal a “tail” insurance policy to become effective at the Effective Time with a claims period of six years following the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by Cocrystal’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Existing D&O Policy”) for acts or omissions occurring prior to the Effective Time, including in connection with the approval of this Agreement and the Merger, and such insurance policy shall be on terms at least as favorable to Cocrystal and the beneficiaries of the Existing D&O Policy as those of Cocrystal’s Existing D&O Policy.

(d)           In the event Biozone, Cocrystal, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Biozone, Merger Sub or the Surviving Corporation shall assume the obligations set forth in this Section 5.1.

(e)           This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, Cocrystal Indemnified Parties and shall be binding on all successors and assigns of the Merger Sub, Biozone and Surviving Corporation.  This Section 5.1 shall not be amended in a manner that is adverse to the Cocrystal Indemnified Parties (including their successors and heirs) or terminated without the consent of each of the Cocrystal Indemnified Parties (including their successors and heirs) affected thereby.  Each of the Cocrystal Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.1.  Biozone and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.9.  The provisions of this Section 5.9 shall survive the consummation of the Merger.

5.2           Resignation of Directors and Officers.  Prior to the Effective Time, Merger Sub shall deliver to Cocrystal the resignations of such directors and officers of Merger Sub as Cocrystal shall specify at least five business days prior to the Closing, effective at the Effective Time.

           5.3           Equity Incentive Plan. Prior to the Effective Time, Biozone shall assume and will be able to grant equity-based awards, to the extent permissible by applicable Law, under the terms of the Plan or the terms of another plan adopted by Biozone to issue the reserved but unissued shares under the Plan and the shares that would otherwise return to the Plan (any award that lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Cocrystal Common Stock are issued under the Plan to a holder and thereafter are forfeited to or otherwise reacquired by Cocrystal, the shares subject to such awards and the forfeited or reacquired shares shall again be available for issuance under the Plan), except that Cocrystal shares covered by such awards will be shares of Biozone Common Stock.  Attached as Schedule 5.3 is a list of each holder under the Plan and the number of Options each shall receive and the per share exercise price. Biozone shall take all actions in furtherance of this Section 5.3 as Cocrystal may reasonably request. A copy of the Plan is annexed as Exhibit E.

5.4           Tax Treatment.  Each Party shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

           5.5           Employee Benefit Matters. At the Effective Time, Biozone shall enter into an employment agreement with Gary Wilcox and each other Cocrystal employee listed on Schedule 5.5, in the form agreed between Biozone and each such employee on or before the date hereof (the “Employment Agreements”).  Biozone shall continue to maintain in effect the Cocrystal’s health, life insurance and other benefit plans following the Effective Time.  At such time, if any, as Biozone’s Board of Directors determines to include Cocrystal employees in Biozone’s health, life insurance and other benefit plans, the Cocrystal employees shall receive full credit for prior years of service with Cocrystal and shall not be subject to any preexisting conditions~~,~~ exclusions or limitations.  The Cocrystal employees shall receive parity with Biozone employees with respect to eligibility to participate in all Biozone employee Benefit Plans, programs and policies.

5.6           Representation on Biozone Board.  Biozone shall take such action as may be necessary to appoint the Persons listed on Schedule 5.6 to the Biozone Board commencing as of the Effective Time.

5.7           Confidentiality. From and after the Closing, the Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Biozone and Cocrystal, except to the extent that any Party can show that such information (a) is generally available to and known by the public through no fault of the other Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by any Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VI
MISCELLANEOUS

6.1           Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Biozone, Merger Sub and Cocrystal at any time prior to the Effective Time.

6.2           Waiver of Compliance; Consents.  Any failure of Biozone or Merger Sub, on the one hand, or Cocrystal, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Cocrystal with respect to any failure by Biozone or Merger Sub or Biozone or Merger Sub (with respect to any failure by Cocrystal), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

6.3           Survival; Investigations.  The respective representations and warranties of Biozone, Merger Sub and Cocrystal contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto and shall not survive the Effective Time.

6.4           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

to Cocrystal:	Gary L. Wilcox 19805 N. Creek Parkway Bothell, WA 98011 Email: glwilcox2@hotmail.com

to Biozone:	Biozone Pharmaceuticals, Inc. 580 Garcia Avenue Pittsburg, CA 94565 Email: emaza@biozonelabs.com

with a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A. 1645 Palm Beach Lakes Blvd., Ste. 1200 West Palm Beach, Florida 33401 Attention: Michael D. Harris Email: mharris@nasonyeager.com or to such other address as any of them, by notice to the other may designate from time to time.  Time shall be counted to, or from, as the case may be, the date of delivery.

6.5           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

6.6           Governing Law.  This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state.

6.7           Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.  The parties hereto agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or having to post a bond or other security, this being in addition to, and not exclusive of, any other remedy or remedies to which such Party is entitled at law or in equity.  Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) any other Party has an adequate remedy at law, (ii) any other Party has not sustained irreparable harm, or (iii) an award of specific performance is not an appropriate remedy for any reason of law or equity.  Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware and any appellate court thereof or, if under applicable law exclusive jurisdiction is vested in the Federal courts, of any Federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement including any tort claim or the agreements delivered herewith or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, a Federal court located in the State of Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.7.

6.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9           Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.

6.10           Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.  The word “including” shall be deemed to mean “including without limitation.”

6.11           Entire Agreement.  This Agreement and the Disclosure Schedules, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

6.12           Rules of Construction.  Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

[Signature Page Follows]

           IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

BIOZONE PHARMACEUTICALS, INC.

By:
Elliott Maza, Chief Executive Officer

BIOZONE ACQUISITIONS CO., INC.

By:
Elliott Maza, Chief Executive Officer

COCRYSTAL DISCOVERY, INC.

By:
Gary Wilcox, Chief Executive Officer

EXHIBIT A
Certificate of Merger
See attached.

EXHIBIT B
Certificate of Designation
See attached.

EXHIBIT C
Exchange Agent Letter
See attached.

EXHIBIT D
Indemnification Agreement
See attached.

EXHIBIT E
2013 Equity Incentive Plan
See attached.